UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Kimbell Royalty Partners, LP

(Name of Issuer)

Common Units Representing Partnership Interests

(Title of Class of Securities)

49435R102

(CUSIP Number)

August 8, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*      The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS Ridgemont Equity Partners Affiliates III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 21,167 common units representing limited partner interests (“Common Units”) in Kimbell Royalty Partners, L.P. (the “Issuer”) held by the Reporting Person, 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 1,282,093 Common Units held by REP HR III, L.P., and 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS REP HR III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 1,282,093 Common Units held by the Reporting Person, 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Management III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 1,282,093 Common Units held by REP HR III, L.P., 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P. The Reporting Person is the general partner of Ridgemont Equity Partners Affiliates III, L.P. and REP HR III, L.P. and may be deemed to beneficially own all of the reported Common Units that are deemed to be beneficially owned by such Reporting Persons.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Management III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 1,282,093 Common Units held by REP HR III, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P. The Reporting Person is the general partner of Ridgemont Equity Management III, L.P. and may be deemed to beneficially own all of the reported Common Units that are deemed to be beneficially owned by such Reporting Person.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Partners Energy Opportunity Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 977,445 Common Units held by the Reporting Person, 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 1,282,093 Common Units held by REP HR III, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Energy Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 1,282,093 Common Units held by REP HR III, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P. The Reporting Person is the general partner of Ridgemont Equity Partners Opportunity Fund, L.P. and may be deemed to beneficially own all of the reported Common Units that are deemed to be beneficially owned by such Reporting Person.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Energy Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., 968,639 Common Units held by REP HR II, L.P., 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 1,282,093 Common Units held by REP HR III, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P. The Reporting Person is the general partner of Ridgemont Equity Energy Management, L.P. and may be deemed to beneficially own all of the reported Common Units that are deemed to be beneficially owned by such Reporting Person.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS REP HR II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 968,639 Common Units held by the Reporting Person, 8,806 Common Units held by Ridgemont Equity Partners Affiliates II-B, L.P., 1,282,093 Common Units held by REP HR III, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Partners Affiliates II-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 8,806 Common Units held by the Reporting Person, 968,639 Common Units held by REP HR II, L.P., 1,282,093 Common Units held by REP HR III, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Management II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents 8,806 Common Units held by the Ridgemont Equity Partners Affiliates II-B, L.P., 968,639 Common Units held by REP HR II, L.P., 1,282,093 Common Units held by REP HR III, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P. The Reporting Person is the general partner of REP HR II, L.P. and Ridgemont Equity Partners Affiliates II-B, L.P. and may be deemed to beneficially own all of the reported Common Units that are deemed to be beneficially owned by such Reporting Persons.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

1	NAMES OF REPORTING PERSONS Ridgemont Equity Management II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,258,150 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,258,150 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,258,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents 8,806 Common Units held by the Ridgemont Equity Partners Affiliates II-B, L.P., 968,639 Common Units held by REP HR II, L.P., 1,282,093 Common Units held by REP HR III, L.P., 977,445 Common Units held by Ridgemont Equity Partners Energy Opportunity Fund, L.P., and 21,167 Common Units held by Ridgemont Equity Partners Affiliates III, L.P. The Reporting Person is the general partner of Ridgemont Equity Management II, L.P. and Ridgemont Equity Partners Affiliates II-B, L.P. and may be deemed to beneficially own all of the reported Common Units that are deemed to be beneficially owned by such Reporting Persons.

(2)	This calculation is based on a total of 80,969,651 Common Units outstanding as of July 26, 2024, as reported in the Company’s Form 10-Q filed with the SEC on August 1, 2024.

This Amendment No. 1 amends and supplements the Schedule 13G filed by Ridgemont Equity Partners Affiliates III, L.P., a Delaware limited partnership, REP HR III, L.P., a Delaware limited partnership, Ridgemont Equity Management III, L.P., a Delaware limited partnership, Ridgemont Equity Management III, LLC, a Delaware limited liability company, REP HR II, L.P., a Delaware limited partnership, Ridgemont Equity Partners Affiliates II-B, L.P., a Delaware limited partnership, Ridgemont Equity Management II, L.P., a Delaware limited partnership, Ridgemont Equity Management II, LLC, a Delaware limited liability company, Ridgemont Equity Partners Energy Opportunity Fund, L.P., a Delaware limited partnership, Ridgemont Equity Energy Management, L.P., a Delaware limited partnership, and Ridgemont Equity Energy Management, LLC, a Delaware limited liability company (collectively, the “Reporting Persons” and each a “Reporting Person”) with the Securities and Exchange Commission on December 23, 2022 relating to the common units representing limited partner interests (“Common Units”) in Kimbell Royalty Partners, L.P. (the “Issuer”).

Item 1(a). Name of Issuer:

Kimbell Royalty Partners, L.P., a Delaware limited partnership

Item 1(b). Address of Issuer’s Principal Executive Offices:

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Item 2(a). Name of Person Filing:

This statement is filed by the Reporting Persons with respect to the Common Units of the Issuer.

Item 2(b). Address of Principal Business Office or, if None, Residence:

The address of the business office of each of the Reporting Persons is:

101 S Tryon Street, Suite 3400

Charlotte, NC 28280

Item 2(c). Citizenship:

Citizenship is set forth in Row 4 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 2(d). Title of Class of Securities:

Common Units representing limited partner interests in the Issuer.

Item 2(e). CUSIP Number:

49435R102

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4. Ownership.

The information as of the date of the event which requires filing of this statement required by Items 4(a) – (c) is set forth in Rows 5 – 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒*

*Represents an exit filing for each of the Reporting Persons herein.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8. Identification and Classification of Member of the Group.

Not applicable

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

RIDGEMONT EQUITY PARTNERS AFFILIATES III, L.P.
BY: RIDGEMONT EQUITY MANAGEMENT III, L.P., its general partner
BY: RIDGEMONT EQUITY MANAGEMENT III, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

REP HR III, L.P.
BY: RIDGEMONT EQUITY MANAGEMENT III, L.P., its general partner
BY: RIDGEMONT EQUITY MANAGEMENT III, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY MANAGEMENT III, L.P.
BY: RIDGEMONT EQUITY MANAGEMENT III, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY MANAGEMENT III, LLC

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY PARTNERS ENERGY OPPORTUNITY FUND, L.P.
BY: RIDGEMONT EQUITY ENERGY MANAGEMENT, L.P., its general partner
BY: RIDGEMONT EQUITY ENERGY MANAGEMENT, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY ENERGY MANAGEMENT, L.P.
BY: RIDGEMONT EQUITY ENERGY MANAGEMENT, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY ENERGY MANAGEMENT, LLC

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

REP HR II, L.P.
BY: RIDGEMONT EQUITY MANAGEMENT II, L.P., its general partner
BY: RIDGEMONT EQUITY MANAGEMENT II, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY PARTNERS AFFILIATES II-B, L.P.
BY: RIDGEMONT EQUITY MANAGEMENT II, L.P., its general partner
BY: RIDGEMONT EQUITY MANAGEMENT II, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY MANAGEMENT II, L.P.
BY: RIDGEMONT EQUITY MANAGEMENT II, LLC, its general partner

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory

RIDGEMONT EQUITY MANAGEMENT II, LLC

Dated: August 13, 2024	By:	/s/ John A. Shimp
Name: John A. Shimp
Title: Authorized Signatory